UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: November 15, 2006

Date of Report: November 21, 2006

J.B. POINDEXTER & CO., INC.

(Exact name of registrant as specified in its charter)

Delaware	333-06693	76-0312814
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

1100 Louisiana, Suite 5400, Houston, Texas 77002

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code:  (713) 655-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05.  Costs associated with Exit or Disposal Activities

On November 15th, 2006, the Truck Accessories Group, LLC (“Truck Accessories”), a subsidiary  of J.B. Poindexter & Co., Inc. (the “Company”) announced that it will close its manufacturing facility located in Moose Jaw, Saskatchewan, Canada and consolidate production of its Raider brand caps and tonneau covers at various of its other manufacturing facilities.

The demand for Raider’s products is high and the Raider brand will continue its presence in the market through its production at Truck Accessories’ Century and Leer production facilities.  Raider’s sales organization and dealer network will not be affected.  For the nine months ended September 30, 2006 Raider’s net sales were $17.3 million and its operating loss was $0.9 million.  Raider is expected to lose approximately $0.3 million from operations in each of the fourth quarter of 2006 and the first quarter of 2007, excluding any costs associated with the closure of the plant.

The transition of manufacturing operations to existing facilities is expected to be completed by April 2007 with the closure of the Moose Jaw facility to be completed by the end of that quarter.  The facility is leased with the lease expiring in July 2007.

The Company expects to record a charge in the fourth quarter of 2006 of approximately $2.8 million of which roughly $1.1 million will be non-cash.  This charge includes an estimate of personnel related expenses, costs to move inventory and equipment and certain other costs associated with the closure of the facility.  Non-cash charges include the write down of assets to their estimated net realizable values.

The closure will eliminate the aforementioned operating losses at the Raider facility and is anticipated to improve the profitability of Truck Accessories’ overall operations by approximately $1.1 million per year, post closure and after deducting expenses related to sales and marketing personnel who will remain in Canada.

The Company is not changing its sales and earnings guidance for the 2006 fiscal year although it does expect, after the $2.8 million charge, to be at the lower end of the earnings guidance range of $42 to $46 million of Earnings before Interest, Tax, Depreciation and Amortization (“EBITDA”).

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

J.B. POINDEXTER & CO., INC.

Date:November 21, 2006	By:	/s/ Robert S. Whatley
Robert S. Whatley
Vice President, Finance